Exhibit 99.1

                ESI Announces Fiscal 2004 Third Quarter Results

     PORTLAND, Ore.--(BUSINESS WIRE)--April 6, 2004--Electro Scientific Industries, Inc. (Nasdaq:ESIO) announced results for its fiscal 2004 third quarter ended February 28, 2004. Third quarter sales were $58.8 million, up 28% compared to second quarter sales of $45.8 million and up 86% compared to prior year third quarter sales of $31.6 million. Operating income for the quarter was $4.4 million, compared with an operating loss of $3.0 million in the second quarter and an operating loss of $22.4 million in the third quarter a year ago. Net income for the quarter was $10.0 million, or $0.36 per basic share and $0.34 per diluted share, compared with a net loss of $4.9 million, or $0.17 per basic and diluted share in the second quarter and a net loss of $13.0 million, or $0.47 per basic and diluted share in the third quarter a year ago.
     Net orders for the third quarter were $61.2 million, a decrease of 6% compared with $64.8 million in the second quarter and an increase of 96% compared with $31.2 million in the third quarter of 2003. Backlog increased to $50.8 million at February 28, 2004 compared to $45.1 million at November 29, 2003. Deferred revenue decreased this quarter to $16.6 million compared to $19.9 million at November 29, 2003.
     "We continue to experience a widespread recovery in the markets we serve," said Nick Konidaris, ESI's president and chief executive officer. "Orders remained healthy in the third quarter, revenues and shipments were up significantly, margins continued to steadily improve, and quarterly operating income was positive for the first time since the 2001 fiscal year. After experiencing a particularly robust growth rate in orders during our first and second quarters, due to the timing of DRAM customer orders, overall order activity declined slightly in the third quarter."
     Konidaris continued, "Gross margins of 40% continued to improve during the quarter, up from 34% in the second quarter. As manufacturing activity has steadily increased during the past few quarters, material costs and overhead allocations have decreased, driving improvement in margins. Improved gross margins during the quarter were offset by higher overhead on older inventory. We expect margins to continue to improve."
     Mike Dodson, ESI's chief financial officer noted, "We continue to focus on cost containment while growing the business. Despite a 28% revenue increase, operating expenses of $18.9 million were up only $0.2 million from the second quarter. Severance costs and incremental legal fees were $1.0 million, flat with the second quarter. Our balance sheet remained strong ending the quarter with cash and investments of $295 million. Working capital management strengthened as both days sales outstanding and inventory turns improved for the second consecutive quarter."
     Dodson continued, "The income tax benefit recorded in the quarter is once again unusual. When pre-tax results move between loss and profit positions, the income tax rate can change significantly depending on the relationship between permanent income tax deductions and tax credits to estimated pre-tax earnings. Despite recording pre-tax income of $4.2 million for the quarter, the company recorded a $5.8 million tax benefit during the quarter. The year-to-date tax benefit for the current fiscal year is $10.1 million on a loss before tax of $14.3 million. The year-to-date tax benefit includes an estimate of the total annual permanent income tax deductions and tax credits that the company will be entitled to claim on its FY04 tax return. Based on the income tax benefit recorded during the quarter, we expect to record tax expense in the fourth quarter at the 38% statutory rate."
     Konidaris added, "While we are pleased with the return to profitability in the quarter, there is much work yet to do to realize our company's potential. Specifically, we are working to further develop strong and lasting relationships with our customers by integrating our roadmap with theirs, allowing us to meet both their current needs as well as their future needs. We are also evaluating our internal operations to drive efficiencies, improve customer satisfaction, and reduce costs. Finally, we are aligning our core competencies with our market opportunities to prioritize our development efforts and identify and target new, growth businesses. I believe there is great opportunity ahead, and we will do our best to take advantage of it."
     The company will hold a conference call today at 4:30 p.m. Eastern time. The session will include a review of the financial results, business outlook, and a question and answer period.
     The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through April 14 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 6325191. The audio replay will also be available on the ESI website.
     In conjunction with the filing of a current report on Form 8-K, which includes this press release, ESI also filed with the Securities and Exchange Commission a Form 10-Q for the third quarter of fiscal 2004.

     Forward-Looking Statements

     This press release includes forward-looking statements concerning the markets we serve, gross margins, customer relations, internal operations, cost containment and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the company's need to continue investing in research and development; and the company's ability to create and sustain intellectual property protection around its products.

     About ESI

     Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                  Electro Scientific Industries, Inc.

                            FY 2004 Results
                 (In thousands, except per share data)
                              (Unaudited)


Operating Results:             Three Months Ended  Nine Months Ended
                               --------------------------------------

                               Feb. 28,  Mar. 1,   Feb. 28,  Mar. 1,
                                 2004      2003      2004      2003
                               -------- --------- --------- ---------

Net sales                      $58,770  $ 31,631  $125,399  $114,407
Cost of sales                   35,444    32,175    81,570    96,134
                                -------  --------  --------  --------
Gross profit                    23,326      (544)   43,829    18,273
Operating expenses:
  Selling, service and
   administrative               13,502    16,140    41,408    47,261
  Research, engineering and
   development                   5,429     5,706    16,593    20,618
                               ------- --------- -------- ---------
  Total operating expenses      18,931    21,846    58,001    67,879
                                -------  --------  --------  --------
Operating income (loss)          4,395   (22,390)  (14,172)  (49,606)
Net interest income (expense)      (22)      548        61     2,089
Other income (expense)            (197)      147      (207)      842
                                -------  --------  --------  --------

Income (loss) before income
 taxes                           4,176   (21,695)  (14,318)  (46,675)
Benefit for income taxes        (5,798)   (8,706)  (10,050)  (17,384)
                                -------  --------  --------  --------

  Net income (loss)            $ 9,974  $(12,989) $ (4,268) $(29,291)
                                =======  ========  ========  ========

Net income (loss) per share -
 basic                         $  0.36  $  (0.47) $  (0.15) $  (1.06)
                                =======  ========  ========  ========

Net income (loss) per share -
 diluted                       $  0.34  $  (0.47) $  (0.15) $  (1.06)
                                =======  ========  ========  ========


                  Electro Scientific Industries, Inc.

                      Analysis of FY 2004 Results
                        (Dollars in thousands)
                              (Unaudited)


                                Three Months Ended  Nine Months Ended
                                --------------------------------------

                                 Feb. 28,  Mar. 1,  Feb. 28,   Mar. 1,
                                   2004     2003      2004      2003
                                 -------- -------- --------- ---------
Sales detail:

  Electronic Interconnect Group  $ 9,140  $ 6,293  $ 23,341  $ 19,268

  Semiconductor Group             37,068   15,218    70,941    56,893

  Passive Components Group        12,562   10,120    31,117    38,246
                                  -------  -------  --------  --------

  Total                          $58,770  $31,631  $125,399  $114,407
                                  =======  =======  ========  ========


Gross margin %                      39.7%    -1.7%     35.0%     16.0%

Selling, service and
 administrative expense %           23.0%    51.0%     33.0%     41.3%

Research, engineering and
 development expense %               9.2%    18.0%     13.2%     18.0%

Operating income (loss) %            7.5%   -70.8%    -11.3%    -43.4%

Effective tax rate %              -138.8%    40.1%     70.2%     37.2%

Average shares outstanding -
 basic                            28,030   27,782    27,933    27,715

Average shares outstanding -
 diluted                          32,187   27,782    27,933    27,715



                  Electro Scientific Industries, Inc.

                            FY 2004 Results
                        (Amounts in thousands)
                              (Unaudited)


Financial Position As Of:                   Feb. 28, Nov. 29, May 31,
                                              2004     2003     2003
                                            -------- -------- --------

Assets
Current assets:
   Cash and cash equivalents               $ 41,874 $ 31,731   31,017
   Marketable securities                    221,455  224,104  211,343
   Restricted securities                      6,196    9,329    9,422
                                            -------- -------- --------
       Total cash and securities            269,525  265,164  251,782

   Trade receivables                         44,255   36,999   37,160
   Income tax refund receivable              32,274   26,343   16,499
   Inventories,net                           51,536   49,053   42,067
   Shipped systems pending acceptance         5,443   10,014    7,058
   Deferred income taxes                     14,794   14,794   14,794
   Assets held for sale                       8,842    8,842    6,451
   Other current assets                       3,238    2,852    3,445
                                            -------- -------- --------
       Total current assets                 429,907  414,061  379,256

Long-term marketable securities              25,388   29,128   53,452
Long-term restricted securities                   -        -    3,018
                                            -------- -------- --------
     Total long-term securities              25,388   29,128   56,470
Property and equipment, net                  34,657   35,033   36,592
Deferred income taxes                         5,820    6,115    5,188
Other assets                                  8,623    8,824   13,796
                                            -------- -------- --------
       Total assets                        $504,395 $493,161  491,302
                                            ======== ======== ========

Liabilities and shareholders' equity
Current liabilities:
   Accounts payable                        $ 14,567 $ 11,457    4,395
   Accrued liabilities                       20,110   22,375   21,477
   Deferred revenue                          16,620   19,877   13,222
                                            -------- -------- --------
       Total current liabilities             51,297   53,709   39,094
Convertible subordinated notes              142,542  142,325  141,891
                                            -------- -------- --------
       Total liabilities                    193,839  196,034  180,985

Shareholders' equity:
Preferred and common stock                  145,774  142,800  140,231
Retained earnings                           165,207  155,233  169,475
Accumulated other comprehensive income
 (loss)                                        (425)    (906)     611
                                            -------- -------- --------
       Total shareholders' equity           310,556  297,127  310,317
                                            -------- -------- --------
       Total liabilities and shareholders'
        equity                             $504,395 $493,161  491,302
                                            ======== ======== ========


End of period shares outstanding             28,091   27,954   27,843
                                            ======== ======== ========

Total cash and investments                 $294,913 $294,292  308,252
                                            ======== ======== ========



                  Electro Scientific Industries, Inc.

                            FY2004 Results
                        (Amounts in thousands)
                              (Unaudited)

Consolidated Statements of Cash Flows:              Nine Months Ended
                                                   -------------------

                                                    Feb. 28,   Mar. 1,
                                                      2004      2003
                                                   -------------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                       $ (4,268) $(29,291)
Adjustments to reconcile net loss to cash
used in operating activities:
    Depreciation and amortization                     6,942     7,752
    Provision for doubtful accounts                     101       275
    (Gain) loss on disposal of property and
     equipment                                           57      (269)
    Gain on debt extinguishment                           -      (218)
    Deferred income taxes                              (694)      322
    Tax benefit of stock options exercised              703       108
Changes in operating accounts:
    (Increase) decrease in trade receivables         (6,336)    7,463
    Increase in income tax receivable               (15,775)  (12,616)
    (Increase) decrease in inventories               (7,381)   23,717
    (Increase) decrease in shipped systems pending
     acceptance                                       1,615    (4,712)
    (Increase) decrease  in other current assets        262      (223)
    Increase in other current liabilities             7,960       252
    Increase in deferred revenue                      3,398     7,292
                                                    --------  --------
Net cash used in operating activities               (13,416)     (148)
                                                    --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment            (3,328)   (8,040)
Proceeds from the sale of property, plant and
 equipment                                                9     1,074
Change in investments, net                           23,061     4,493
(Increase) decrease in other assets                    (309)    3,438
                                                    --------  --------
Net cash provided by investing activities            19,433       965
                                                    --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of ESI-issued convertible notes                  -    (4,676)
Proceeds from exercise of stock options and stock
 plans                                                4,840     3,263
                                                    --------  --------
Net cash provided by (used in) financing
 activities                                           4,840    (1,413)
                                                    --------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            $ 10,857  $   (596)

CASH AND CASH EQUIV. AT BEGINNING OF PERIOD        $ 31,017  $ 29,435
                                                    --------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 41,874  $ 28,839
                                                    ========  ========


    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
             or
             Craig Stoehr, 503-671-7061